Exhibit 4.32

SHANGHAI MUNICIPALITY COMMODITY PROPERTY SALE CONTRACT

PRINTED BY

SHANGHAI MUNICIPALITY HOUSING LAND RESOURCES ADMINISTRATIVE BUREAU

PRINTED UNDER SUPERINTENDENT OF

SHANGHAI MUNICIPALITY ADMINISTRATION OF INDUSTRY AND COMMERCE

Bar Code 200700068891

SHANGHAI MUNICIPALITY COMMODITY PROPERTY SALE CONTRACT

Bar Code 25000000859405

PRINTED BY

SHANGHAI MUNICIPALITY HOUSING LAND RESOURCES ADMINISTRATIVE BUREAU

PRINTED UNDER SUPERINTENDENT OF

SHANGHAI MUNICIPALITY ADMINISTRATION OF INDUSTRY AND COMMERCE

PRINTED IN 2000

SPECIAL NOTICE

1. This Contract is a sample drawn up based upon the Shanghai Municipality Housing and Land Transfer Regulations (the “Regulations”). The contract terms are all indicative and shall be adopted for use by consent of both parties for sale of commodity property which has not been offered for pre-sale before completion (i.e. completed property).

2. Property purchase is a civil juristic act, involving high valued subject matter, professional process and comprehensive legal issues. In order to better protect the rights and interests of both parties in property purchase transaction, each party shall exercise due care when signing the contract to ensure that its contents are precise, comprehensive and solid.

3. The commodity property shall be ready for sale only after the Real Estate Ownership Certificate of Newly Completed Commodity Housing (the “Ownership Certificate of New Housing”) has been issued. Before execution of the property sale contract, the real estate developer shall produce the Ownership Certificate of New Housing to the purchaser, and the purchaser may verify the authenticity and legality of the Ownership Certificate of New Housing at the relevant municipal, district or county real estate trading centers.

4. If the commodity property has been mortgaged before sale, the real estate developer shall notify the mortgagor in advance in writing of the fact that the mortgaged commodity property will be sold and notify the purchaser the existence of mortgage. If the real estate developer fails to notify either the mortgagor or the purchaser, the transfer of ownership of the commodity property shall be void. Before signing the property purchase contract, the Purchaser shall check from the computers in the sale office of the real estate developer if the property has been mortgaged and if there exists any order or decision against the transfer of the property or any other form of restraint by any judicial departments or administration agencies.

5. The parties after signing the property sale contract shall timely proceed to the real estate registration institution to update the records of the property. The Purchaser will be issued a Real Estate Ownership Certificate regarding the purchased commodity property (the “Ownership Certificate of Purchased Property”).

6. If any dispute arises in connection with performance of this Contract, the parties may choose to settle the dispute through arbitration or by proceedings in the court where the commodity property located. If the parties decide to settle the dispute through arbitration, they may choose either the local arbitration committee or the arbitration committee elsewhere. The local arbitration committee includes the Shanghai Arbitration Committee and the China International Economic and Trade Arbitration Commission Shanghai Commission (for international arbitration).

7. The real estate developer and the purchaser shall well negotiate and agree on the terms of this Contract, and complete and print out the Contract using the computer of the real estate developer. The purchaser is advised to read carefully all terms of the printed Contract before signing on it.

SHANGHAI MUNICIPALITY COMMODITY PROPERTY SALE CONTRACT

Party A (Seller): Shanghai Zhangjiang Microelectronic Port Co., Limited

Office: Room 104-A Building 2, No.690, Bi Bo Road, Zhang Jiang Hi-tech Park, Pu Dong New Area, Shanghai

Post Code: 201203

Number of Business License:

Number of Qualification Certificate:

Legal Representative: Liu Xiao Long

Contact Number: 50803313

Authorized Representative: Chen Xiao Shi

Contact Number: 50803313

Party B (Purchaser): The9 Computer Technology Consulting (Shanghai) Co., Limited

Nationality: People’s Republic of China

Province of Registered Office: Shanghai

Individual/Enterprise: Enterprise

Gender: N/A

Date of Birth: N/A

Address of Office: Building 3, No.690, Bi Bo Road, Zhang Jiang Hi-tech Park, Pu Dong New Area, Shanghai

Post Code: 201203

ID Certificate: Business License

ID Number:

Contact Phone Number: 51729999

Legal Representative/Authorized Representative: Wang Yong

Contact Number: same as above

Address: same as above

Party A and Party B agree that Party B shall purchase Party A’s commodity property known as “Zhangjiang Microelectronic Port Mini Intelligent Office Building” in the following terms on the basis of equality and voluntariness and consultation between the two parties.

Article 1 Party A has legally acquired the land use right in the land block numbering 1481700260001002 at Pudong New District (contract number: assignment), where it constructed and completed the “Zhangjiang Microelectronic Mini Intelligent Office Building” (the “Building”), and Party A effected the new commodity property initial registration for the Building and obtained the Real Estate Ownership Certificate of Newly Completed Commodity Housing (the “Ownership Certificate of New Housing”) with number: Pu 2004123336.

Article 2 Party B shall purchase the unit             , on floor of             , No.3 building of “Zhangjiang Microelectronic Mini Intelligent Office Building”, Bi Bo Road (the “Premise”) from Party A. According to the construction survey made by Shanghai Xing Huo Surveying Company Limited, a construction surveying institution recognized by Shanghai Municipal Housing Land Resource Administration Bureau, the construction area of the Premise is              m², the inner construction area is              m², the shared common construction area is              m², and the underground usable area is 0 m² (more detailed price information for the transaction please refer to the supplementary clauses of this Agreement). The storey-height of the Premise is              m².

Appendix 2 is Floor Plan

Appendix 3 is Construction Structure and Specification for Decoration and Facility

Appendix 4 is Relevant Information of the Premise

Appendix 5 is By-law on use of property

Appendix 6 is Estate Floor Plan and Adjoining situation

Article 3 Party B will purchase the Premise at price RMB 7,594 per m² (in words RMB Seven Thousand Five Hundred and Ninety Four Yuan) per construction area. (the price does not include renovation charge).

According to the construction area of the Premise, the total purchase price for the Premise (excluding the renovation value) shall be RMB             (in capital             ). The total renovation value of the Premise shall be RMB             (in capital             ).

The total purchase price of the Premise shall mean the price of both the Premise and land use right of the land where the Premise stands.

Article 4 Party B shall in accordance with the terms of this Agreement pay the purchase price in such manner and at such time as set forth in this Contract to the account/monitoring account of Party A (Financial Institution/Monitoring Institution: The Bank of China Shanghai Branch, Zhangjiang sub-branch, Holder of Account: Shanghai Zhangjiang Microelectronic Port Co., Limited, Account Number: 044269-8080-09597008093001).

The time schedule and manner of payment by Party B shall be stated by the Parties in Appendix 1 of this Agreement.

Party A shall issue a taxed receipt to Party B after receiving each payment.

Article 5 Should Party B fail to make any payment in time when it falls due, it shall make a defaulting payment to Party A calculated at the rate of five (5) ten thousand per day of the delayed payment. The defaulting payment shall be accrued from the day following the due date of payment to the day when the payment is fully made. If the delay is in excess of sixty (60) days, Party A may have right to select The First method below to request Party B to be liable for its default:

First, Party A shall have the right to terminate the agreement unilaterally;

Second,                                                                                                                   .

Article 6 If Party B shall pay the purchase price by mortgage loan from a bank and the bank fail to pay to Party A on the payment date the purchase price on behalf of Party B, such event shall also be deemed the default of Party B unless the delay is caused by Party A.

Article 7 The delivery date of the Premise shall be determined according to the Third alternative of the followings:

First, Party A shall deliver the Premise within          days after execution of this Agreement by both parties;

Second, Party A shall deliver the Premise within          days after this Agreement has been notarized by              Notary Office;

Third, Party A shall deliver the Premise within ten (10) days after receiving total purchase price paid by Party B;

Fourth,                                                                                                                           .

Article 8 Party A warrants to Party B that when delivering the Premise,

1)	the Premise is free from any title dispute or financial dispute;

2)	Party A has not created any mortgage of the Premise or has discharged such mortgage created by him;

3)	Party A has contributed its share of repair and maintenance fund.

Should after delivery of the Premise any warranties is found untrue, Party A shall be liable for such breaches of the Agreement.

Article 9 Party B shall within the period provided in Article 7 of this Agreement be present in such place where Party A require for the inspection and acceptance process. The execution of the Acceptance of Premise marks the delivery of the Premise. Upon the delivery of Premise to Party B, all risks and liabilities in connection with the Premise will be transferred from Party A to Party B.

The Premise shall be used as office only. Party A shall provide with Party B the Quality Assurance, User Manual of Zhang-jiang Microelectronic Office Building, Early Stage Property Management Contract. Party A shall produce such documents related to the actual surveyed area of the Premises when Party B so require.

If Party A does not produce or provide any of above documents in the preceding paragraph, Party B shall have the right to refuse the acceptance of delivery of the Premise and all expenses arise from such delay in delivery shall be borne by Party A.

Article 10 If the decoration and facility of the delivered Premise cannot meet the standard provided in Appendix 3 of this Agreement, Party B shall have the right at delivery to request Party A to pay 0.1 times of the difference between the value of the standard and the delivered as compensation.

In case there is any dispute as to the standard, the parties shall appoint a local construction work quality inspection institution and settle the dispute according to the written opinion of such institution.

Article 11 Except for reason of Party A, if Party B has fully paid the total purchase price but fails to perform the Premise delivery process, Party A shall issue a written demand notice once to Party B. Should Party B does not perform the inspection and delivery process on the date as required in the written demand notice, the risks and liabilities for the Premise will be transferred to Party B since the day following the date of inspection and delivery as mentioned in the written reminder notice.

If the last payment date of this Agreement (refer to Appendix 1) is later than the delivery date as set forth in Article 7 (i.e. Party B has not paid all purchase price of the Premise) and, unless due to the reason of Party A, Party B does not perform the delivery on the date as provided in this Agreement, then Party A will issue a written demand notice once to Party B. If Party B fails to perform the inspection and delivery process on the date provided in the written demand notice, then Party A shall have the right to terminate this Agreement unilaterally.

Article 12 When Party A exercise his right of termination provided in this Agreement, Party A shall send a written notice to Party B. Within sixty (60) days after the delivery of the written notice, Party A shall return to Party B the purchase money received after deducting the compensation payable by Party B and the compensation shall be calculated at 3% of the total purchase price of the Premise.

Article 13 Except for reason of force majeure, should Party A fail to deliver the Premise to Party B before the date provided in Article 7 of this Agreement, it shall make a defaulting payment to Party B calculated at the daily rate of five (5) per ten thousand of the paid purchase price of the Premise from the following day of the last payment date provided in Article 7 to the day the defaulting payment has been fully paid. If such payment is in excess of sixty (60) days, Party B shall have the right to choose The First alternative below to ask Party A to be liable:

First, Party B shall have the right to terminate the agreement unilaterally;

Second,                                                                                                                           .

Article 14 Upon the delivery of the Premise, Party A shall be responsible for repair and maintenance of the Premise and shall continue to be so responsible until two years after the rights of the Premise have been transferred. The scope of repair and maintenance will be defined in Appendix 5 of this Agreement by the parties by reference to the Construction Quality Management Regulations promulgated by the State Council and the Shanghai Municipal Housing and Land Transfer Rules.

Article 15 After the delivery of the Premise, if Party B considers the main structure of the Premise is below standard, it may appoint a qualified local construction quality inspection institution to examine the quality. If after the examination the main structure is concluded below standard, Party B shall have the right to terminate the Agreement unilaterally.

Article 16 If the Premise delivered by Party A has other construction quality deficiencies, Party B shall have the right to, in addition to free repair of the deficiencies by Party A within the warranty period of this Agreement, ask for compensation equivalent to 0.1 times of the repair expenditures.

In case there is any dispute arising in relation to the construction quality of the Premise, the Parties shall appoint a qualified local construction quality inspection institution to issue a written opinion on the qualification as the basis to resolve the dispute.

Article 17 All taxes and fees in connection with the transaction of the Premise shall be borne by Party A and Party B respectively according to relevant rules.

Article 18 As the owner’s committee of the property has not been established yet for the property management area, Party B agree to let the Premises be managed by the property management company appointed in the Early Stage Property Management Service Agreement and to abide by the By-law for the use of Property upon the date of delivery.

The above appointed property management company shall be responsible for the early stage management of the Premise until the date when the owner’s committee has been established and a new property management company is then appointed by such committee to take over.

Article 19 Party A and Party B agree through negotiation that Party B shall be responsible for filing the return of the transaction price and applying for ownership assignment with Shanghai Pudong New Area Construction Bureau before April 30, 2007, and applying for the Real Estate Ownership Certificate (the “Ownership Certificate of Purchased Property”).

If for reason of Party A, Party B cannot obtain the Ownership Certificate of Purchased Property before June 30, 2007, Party A shall be liable for the breach and the defaulting payment shall be equal to 0.1% of the total purchase price. If within thirty (30) days after June 30, 2007 Party B still cannot obtain the Ownership Certificate of Purchased Property, Party B shall have the right to unilaterally terminate the Agreement.

Article 20 When Party B exercises its right of termination provided in this Agreement, it shall notify Party A in writing. Party A shall within sixty (60) days upon receiving Party B’s written termination notice return all paid purchase money (including interest which shall be at the saving deposit interest rate announced by the People’s Bank of China) to Party B, and be liable for compensation equal to 3% of the total purchase price to be payable at the same time with the returned purchase money.

The paid purchase money of the preceding paragraph and other Articles of this Agreement shall include the purchase money paid directly by Party B or indirectly through housing mortgage loan by bank.

Article 21 According to this Agreement, if either Party A or Party B unilaterally terminates this Agreement, and the other party has already made defaulting payment before termination of the agreement, the compensation payable under this Agreement shall deduct the defaulting payment already made.

Article 22 If either Party A or Party B objects to the other party’s termination, it shall within thirty (30) days after receiving the other party’s written notice of termination, submit to the dispute settlement institution mentioned in Article 27 to determine the effect of such termination.

Article 23 Party A sells the Premise for office use only. Party B shall not change the construction structure and usage of the Premise during its occupation of the Premise. Unless otherwise provided in Appendices of this Agreement, during its occupation of the Premise, Party B shall have the right to enjoy and use of the common paths and facilities related to the Premise, and shall abide by all relevant laws and regulations of where the Premise situated, respect the social morality and protect common facilities and benefits.

Article 24 The right of use of the Premise purchased by Party B and of the land where the Premise situated are inseparable. When the property rights of the Premise have been transferred, all rights, obligations and liabilities under the land use right assignment agreement made by Party A and // will legally transferred to Party B.

Article 25 If there is any outstanding issue or change required during the implementation of this Agreement, the parties will enter into supplementary term, supplementary agreement or amendment agreement.

Such supplementary term, supplementary agreement and amendment agreement shall constitute an indivisible part of this Agreement. In the event any discrepancy occurs between the terms hereof and the terms of the supplementary terms, supplementary agreement or amendment agreement, the latter shall prevail.

Article 26 Any documents, response or other communication made by one party to the other party pursuant to this Agreement shall be made in writing and delivered through registered mail or in person to the other party’s contact address mentioned in this Agreement or such other updated address informed by the other party in the manner as mentioned in this Article.

Article 27 This Agreement shall be governed by the laws of People’s Republic of China. Party A and Party B shall settle any dispute arising during the performance of the Agreement by negotiation first. If the negotiation fails, the parties agree to select the Second method below to resolve:

First: submit the dispute to                  arbitration committee;

Second: commence proceedings in the People’s Court.

Article 28 This Agreement shall become effective after the parties executed the agreement and notarized with // notary office.

Article 29 This Agreement will be executed in six (6) counterparts and each of which has equal effect. Party A and Party B will each hold two (2) counterparts and the Pudong New Area Real Estate Property Transaction Center and the Pudong New Area Finance Bureau will each hold one (1) counterpart.

Appendix 1

Payment Schedule and Manner

Pay by installment in the following schedule

Payment manner: by installment Type of loan: No loan

1	Party B will make its first payment of RMB upon execution of this Agreement on March 15, 2007;

(in capital:                                          )

2	Party B shall pay RMB before March 30, 2007;

(in capital:                                         )

Appendix 2

Floor Plan (with dimension and proportion)

Appendix 3

Construction Structure and Specification of Decoration and Facility

Entrance hall on the ground floor: high-grade ceramic floor and wall tile, plaster ceiling board Kitchen, toilet, and pantry: non-slipping floor tile, wall tile, plastic ceiling board

Corridor, stairwell: non-slipping floor tile, wall paint, aluminum alloy ceiling board, stairwell ceiling paint

Fire security room, light current wiring room: static-free movable floor, wall and ceiling paint Office area, level-four dormitory, low voltage supply room, wire pipe, elevator machine room, store room, water tank room: cemented floor, wall and ceiling paint

Outer wall: high-grade tile, aluminum alloy board, glass-wall, aluminum blind component

Elevator: passenger/freight elevator manufactured by Shanghai Yungtay Electromechanical Industry Co., Limited

Door: fire resistant plywood-faced door

Window: high-grade aluminum alloy window

Water supply: connect to municipal trunk water supply pipe of DN250 from Bi Bo Road

Electricity supply: transformer with installed capacity of 4×1250 KVA

Gas: reserved gas pipe inlet connection in the kitchen of each floor

Appendix 4

Property Right Information (Ownership, Mortgage, Lease)

Land of the Premise

Lot number of Land	1/2 Mound, No. 26 Street Block, Zhangjiang Hi-tech Park, Pudong New Area	Term of Use	From August 8, 2001 to August 7, 2051	Approved Purpose of Land Use	Hi-tech

Total Area		Common Area		Origin of Land Use Right	Assignment

Ownership of the Premise

Owner	Shanghai Zhangjiang Microelectronic Port Co., Limited	Certificate of Ownership or its Number	Pu2004123336

Joint Owner and Ownership

Location of the Premise	No. 690, Bi Bo Road

Date Application Accepted	November 26, 2004	Date of Approval	December 1, 2004

Remark	Newly constructed commodity property

Other Rights

Type of Other Right	Mortgage	Debts

Location of the Property	Building 1 and 3, No. 690, Bi Bo Road	Certificate of Ownership or its Number	Pu200614011871

Owner of Other Right	Bank of Communications Holdings Company Shanghai New Area Sub-branch

Date Application Accepted	October 3, 2006	Date of Approval	March 16, 2006

Remark	Ceiling amount of the mortgage right is RMB250,000,000; Term of mortgage: from March 9, 2006 to November 28, 2007

Lease
Leaser	Type of Lease
Lessee	Purpose of Lease

Location of the Property

Term of Lease	Certificate of Ownership or its Number
Date Application	Date of Approval
Accepted

Remark

Time of print: 11:18:29 March 12, 2007

Appendix 5

By-law of uses of Property or related covenants

Owner’s temporary by-laws

These by-laws are prepared to safeguard the interests of all the owners and lawful occupiers of “Zhang-Jiang Micro-electronics Port (Phase I)” (“Property”) and to maintain the public order and security of the Property.

These by-laws shall be binding on all the owners and occupiers in this property management area.

Article I (owners’ right and obligation)

In the property management operation, owners shall enjoy such rights and assume such liabilities as provided in the <Regulation of Property Management> promulgated by the State Council of China and in such other laws and regulations.

Article II (neighbor’s relation)

To comply with the rules, regulations and by-law in property management and to maintain neighbor’s relation which is to the benefit of the use, safety, decoration, environmental hygiene and protection of the Property, etc.

Article III (use of property)

Owners and occupiers agree to comply with the following rules in the use of Property:

1.	To use the Property according to the usage stipulated in the permit issued by the planning and management authority and the property title documents, and not to change the nature of the use.

2.	If decoration of a flat is required, to serve prior notice to the property management company and sign a decoration agreement with them, and to observe the main issues in decoration and not to engage in any unauthorized act.

3.	To put all decoration garbage in designated area, and not to occupy any public area. During the decoration period, owners shall adopt effective measures to reduce or avoid any distribution to the daily living of neighbor owner or occupier. No hit, chisel, saw and drill or other serious sound producing work can be engaged from 6pm to 8am of the next day or the whole day in public holiday.

4.	To restore timely to the original estate and assume such liability if decoration has affected any common area or facilities or damage the interests of any neighbor owner.

5.	To install air-conditioner in reserved area, or if no reserved area, in such area according to the relevant rules or instructions of property management company.

6.	To use the public facilities such as water, electricity, gas, etc properly and not to remove or rebuild.

7.	To use the elevators properly and comply with the rules regarding the use of elevators within this property management area.

8.	To comply with car park rules and by-laws within this property management area when parking vehicles.

Article IV. (prohibited conducts)

The property owners and occupiers should comply with laws and regulations of the PRC in the use of the properties and should not have the conducts as follows:

1.	Damage the weight supporting structure of the properties: chisel, demolish, build and construct the inner and outer main walls, girders, poles, boards and balcony of the buildings;

2.	Construct structures and fixtures illegally: construct the structures and fixtures on the dooryard, courtyard, flat roof, roof and the road, etc.;

3.	Alter the features of the properties: alter the structure, features (including the color ,shape and size of the outer walls, outer doors and windows and balconies), designed purposes, functions and spatial arrangement, etc; enclose the balcony; install the hanging or extendable clothes horse at the outer walls; install the flower shelves at the outer walls; install the signal receiving and transmitting facilities, etc.;

4.	Rebuild and occupy the common area of the Property: occupy or damage the common area of the buildings, common equipments, common facilities or re-build the common facilities;

5.	Damage or occupy the common equipments and facilities: damage, remove or change the common facilities such as power supply, water supply, gas supply, anti-theft system, communication, TV channels, drainage, sewage and fire control facilities, etc.;

6.	Storing of dangerous items such as flammable, explosive, virulent and radioactive items not complying with security standards, or storing or laying of overloaded items.;

7.	To have immoral or uncivilized conduct such as placing items and dumping rubbish in the common area and throwing objects from the high, etc.;

8.	Release poisonous, harmful or corrosive materials and gases;

9.	Change the purpose of use of the properties, set up trading or office unit; set up selling booth;

10.	Step on or occupy the green lands, damage or scratch any of the buildings, fixtures, sight and water pipes, etc.;

11.	Post, display, scratch, depict on the common parts and surfaces of the properties;

12.	Park on restricted area (including motor vehicles and non-motor vehicles);

13.	Perform activities damaging the public interests or other persons’ legal rights by making use of the properties;

14.	Rear the poultry, livestock and pets as prohibited by the regulations;

15.	Other conducts as prohibited by the laws, regulations and government rules.

Article V. (repair and maintenance of the properties)

The owners and occupiers agree to repair and maintain the properties in compliance with the following rules:

1.	To repair and maintain the Property exclusively used by them and not to damage the legal interests of other owners.

2.	If for the purpose of repairing and maintaining his own property an owner need to enter the exclusive property of another owner, the repairing owner or property management company should notify that other owner in advance and that other owner should offer its cooperation. That other owner who prevents the repair and maintenance thus causing damage to the Property or other losses shall be responsible for the compensation.

3.	If for the purpose of repair and maintenance or public interests so that occupying or drilling of roads and premises is necessary, an owner shall make application to the property management company. Work can be commenced only after receiving the written approval, and the original state must be restored within the stipulated time. If the work causes any damages, the owner shall be responsible for the compensation.

4.	If in the use of a property some inherent dangers exist which have already had or shall cause harm to the interests of third party or the public, the user of the property shall rectify the situation immediately and in time. If the user of the Property does not or cannot fulfill his obligations in time and entering the Property of that user to effect emergent repair and maintenance is necessary, the property management company can in the presence of the officials from public security department or estate neighbourhood committee enter the Property and ask for reimbursement of the expenses from the user of the Property.

5.	The developer should be responsible for the repair and maintenance to the Property during the period and within the scope as required by the government regulations. Any quality problems found during the warranty period shall be solved in time by the developer.

If developer refuse or delay the repair and maintenance, owners can effect the repair and maintenance his own or by his appointed contractor. The expenses incurred and other damages arising during the repair and maintenance shall be borne by the developer.

Article VI. (collection and use of repair and maintenance fund)

Owners shall according to the following collect and use the repair and maintenance fund:

1.	Owner shall contribute to the special purpose repair and maintenance fund according to the regulations and this by-laws.

2.	The accounts of the special purpose repair and maintenance fund shall be under the administration of professional banks.

3.	The use and administration of special purpose repair and maintenance fund shall be carried out according to the government regulations.

4.	At the time when an owner assigns or pledges his property, his contribution to the special purpose repair and maintenance fund shall continue to be used for the repair, maintenance and replacement of common area and facilities.

Article VII (common interests of owner)

1.	If the balance of the repair and maintenance fund fall below 30% of the original first time collected amount, supplemental collection shall be done according to the stipulated requirement;

2.	To cooperate with the developer and the property management company in the set up of the by-laws and regulations about the use of the common area and facilities and the maintenance of the public order and hygiene matters;

3.	By comments, persuasions, and public notice and other necessary measures to prevent owners or user of the Property from breaching these temporary by-laws and other rules and regulations;

4.	Developer should at a conspicuous area insider the estate put up a notice board to display the property management by-laws and other notices to all owners and user of Property;

5.	Property management fee shall be in the form of remuneration basis. Management fee shall be in the scale of RMB 5 per square meter of construction area. The property owner could adjust it according to the current government regulations after occupying the Property.

Property management fee is the foundation based on which all the property management and services could be carried out orderly and is where all the property owners’ common interests lie. Property owners should fulfill the responsibility of paying off the property management fee timely and proactively.

Article VIII (transfer and lease of property)

The property owners should attach these by-laws to the property transfer agreement or property lease agreement as an appendix when transferring or leasing property. The contractual parties should inform the property management company of the transfer or lease of the Property as well as the contact information in writing upon the completion of transfer or lease.

Article IX (obligation of providing contact information by the property owners)

The property owners should provide the contact address and communication information to developer and property management company.

Article X (interests derived from use of common facilities)

Doing business by the use of the common areas and common facilities should be approved by the property management company and the relevant owners, and the procedures should be followed according to the related rules and regulations.

The receipt under the preceding paragraph shall be paid into the special purpose repair and maintenance fund.

Article XI (responsibilities for default in payment without complying with rules)

The property management company could announce the overall status of collecting fees within the property management areas and highlight the flat number of the property owners who has not paid the fee so as to demand for payment. In case the property owners still refuse to pay the property management fee; the property management company could commence proceedings in the People’s Court.

Article XII (prohibited conducts by property owners)

The property management company is entitled to stop the property owners who are in violation of the Article IV of this by-law. The property management company could take the following measures to stop the property owners who decline to rectify:

1.	To stop unauthorized work and seize the work tools;

2.	To prohibit the unauthorized workmen from entering into the property management area;

3.	To deter or stop the conducts which jeopardize the common interests or damage legal rights of others;

4.	To stop any materials, personnel and equipments which are in violation of the laws and regulations regarding the public security, environment protection, property decoration and construction from entering the property management area;

5.	To fulfill the obligation of reporting to the relevant administration authorities to assist their work.

Article XIII (joint liability)

If an occupier is in breach of these by-laws, the property owner concerned shall assume the joint liabilities.

Article XIV (preparation and amendment of by-law)

These by-laws are prepared by the developer according to the standard version provided by the Housing and Land Administration Bureau of Shanghai and would be expressly presented and explained to the property purchasers during the course of sale.

Property purchasers should undertake to comply with this by-law when executing the purchase and sell contract with the developer.

Appendix 6

Estate Plan and Adjoining Relationship

Supplementary Terms

The supplementary terms for the Shanghai Municipality Commodity Property Sale Contract

Party A and Party B according to Article 25 of the Agreement and though through negotiations hereby agree and enter into the following supplementary terms to the Agreement in respect of the outstanding issues and changes required during the performance of the Agreement:-

Article I supplement to Article 5 of the Agreement

The “day when the payment is fully made” provided in Article 5 of the Agreement shall mean the day when Party A receives from Party B all overdue payment and interest accrued as calculated under the Agreement.

Article II supplement to Article 14 of the Agreement

As the Premise has been delivered to and used by Party B since January 1, 2004, the warranty period shall commence from January 1, 2004.

Article III supplement to Article 8 of the Agreement

The parties shall pay the repair and maintenance fund and separately maintained and used according to the relevant rules and requirement of the Shanghai municipal government and housing and land administrations. Party B shall deposit the required repair and maintenance fund for the purchased commodity premise into the designated account before the updated registration of assignment of ownership of the Premise.

Article IV supplement to Article 19 of the Agreement

If for reason of Party B which fails to provide its relevant documents and certificates within the required period so that the filing of the return of transaction price, application for change of ownership, and collection of the Ownership Certificate of the Purchased Premise can be completed in time, Party A shall be discharged and all economic losses and legal consequences arising shall be borne by Party B.

If the delay of processing of the Ownership Certificate of the Purchased Premise is not caused by Party A, Party A shall not be responsible for any compensation liability.

Article V supplement to Article 20 of the Agreement

Party A shall, within sixty (60) days after receiving from Party B the written notice of cancellation of registration of this Agreement and/or related documents issued by the property registration authority (including but not limited to the Pudong New Area Real Estate Property Transaction Center and Online Transaction Registration departments), return all paid purchase money, interest, compensation (if any) to Party B. The remittance of such payment into the bank account of Party B shall be deemed the completion of money return. If the Agreement is terminated or for reason of Party B that Party A needs to give any guarantee, Party A shall have the right to elect to pay that part of the purchase money directly to the mortgagee bank, and such payment to the bank shall also be deemed a completion of money return. After return of the aforesaid money, Party B will no longer have any rights or benefits in the Premise and Party A shall have the right to resell the Premise to any third party free from any objections from Party B.

Article VI supplement to Article 23 of the Agreement

The construction designs and floor plan of the estate are more accurately delineated in the relevant Appendixes. Should Party A want to make any changes to the construction designs and/or estate spatial arrangement of the estate, it shall send a prior written notice to Party B. If Party B fails to respond within fifteen (15) days after the issue of notice by Party A, Party B’s consent is deemed given.

Article VII amendment to Article 24 of the Agreement

The ownership right of the Premise purchased by Party B is inseparable from the land-use right of the land where the Premise stands. Upon the date the rights of Premise and the land are transferred to Party B, all rights, obligations and liabilities of the land-use right assignment contract executed by and between Shanghai Zhangjiang Hi-Tech Park Development Company, i.e. the investor of Party A, and Shanghai Municipal Land Resources Administration Bureau will also be transferred to Party B.

Article VIII supplement to Article 26 of the Agreement

The contact addresses provided in this Agreement by each party are the valid and effective contact and mailing addresses of the parties. If either party of this Agreement will change its contact address, it shall notify the other party in writing by registered mail or delivery in person.

All the ending days stipulated in this Agreement shall include Saturdays, Sundays and official public holidays. If an ending day shall fall on a Saturday, Sunday or official public holiday, such ending day shall be postponed to the next working day.

Article IX other supplements

1	If Party B terminates this Agreement for reason other than due to the default of Party A, Party B shall be liable to pay compensation equal to 3% of the total purchase price of the Premise to Party A.

2	Regarding all common areas including area occupied for equipments and public facilities and used for property management purposes by all property owners free, management fees for the daily operation, repair and maintenance of such equipments, facilities and structures shall be borne by all property owners jointly.

Article X below shall be left blank

Party A (name):	Shanghai Zhangjiang Microelectronic Port Co., Limited	Party B (name):	The9 Computer Technology Consulting (Shanghai) Co., Limited

Signed by the Legal Representative:	Signed by Party B itself

Signed by Authorized representative	Signed by :
of the Legal Representative:	Authorized representative/Legal Representative:

Sealed by Party A:	Sealed by Party B:

Date:	Date:
Place:	Place:

Signatory of Party A: Zheng Yu Sales certificate no: 310501203405911

Confirming person of Party A: Zheng Yu Sales certificate no: 310501203405911

Online signing time:

No.	Unit (Required for Article 2)	Floor (Required for Article 2)	Construction Area (m2) (Required for Article 2)	Inner Construction Area (m2) (Required for Article 2)	Shared Common Construction Area (m2) (Required for Article 2)	Storey Height (m2) (Required for Article 2)	Price for Unit (RMB) (Required for Article 3)	Purchaser
1	101	1	955.34	685.16	270.18	4	7,254,852.00	The9 Computer*
2	102	1	820.58	588.51	232.07	4	6,231,485.00	The9 Computer
3	103	1	1089.97	781.72	308.25	4	8,277,232.00	The9 Computer
4	104	1	820.55	588.49	232.06	4	6,231,257.00	The9 Computer
5	201	2	953.98	690.39	263.59	3.5	7,244,524.00	Shanghai IT**
6	202	2	820.30	593.65	226.65	3.5	6,229,358.00	Shanghai IT
7	203	2	1087.94	787.34	300.60	3.5	8,261,816.00	C9I Shanghai***
8	204	2	820.30	593.65	226.65	3.5	6,229,358.00	C9I Shanghai
9	301	3	953.98	690.39	263.59	3.5	7,244,524.00	C9I Shanghai
10	302	3	820.30	593.65	226.65	3.5	6,229,358.00	C9I Shanghai
11	303	3	1087.94	787.34	300.60	3.5	8,261,816.00	Shanghai IT
12	304	3	820.30	593.65	226.65	3.5	6,229,358.00	Shanghai IT
13	403	4	979.99	731.58	248.41	3.5	7,442,044.00	The9 Computer
14	404	4	737.48	550.54	186.94	3.5	5,600,423.00	The9 Computer
15	401-1	4	45.61	25.38	20.23	3.5	346,362.00	The9 Computer
16	401-2	4	26.57	14.79	11.78	3.5	201,773.00	The9 Computer
17	401-3	4	41.09	22.86	18.23	3.5	312,037.00	The9 Computer
18	401-4	4	26.57	14.79	11.78	3.5	201,773.00	The9 Computer
19	401-5	4	41.09	22.86	18.23	3.5	312,037.00	The9 Computer
20	401-6	4	26.57	14.79	11.78	3.5	201,773.00	The9 Computer
21	401-7	4	40.91	22.76	18.15	3.5	310,671.00	The9 Computer
22	401-8	4	26.57	14.79	11.78	3.5	201,773.00	The9 Computer
23	401-9	4	45.77	25.47	20.30	3.5	347,577.00	The9 Computer
24	401-10	4	26.57	14.79	11.78	3.5	201,773.00	The9 Computer
25	401-11	4	45.41	25.27	20.14	3.5	344,844.00	The9 Computer
26	401-12	4	26.57	14.79	11.78	3.5	201,773.00	The9 Computer
27	401-13	4	45.41	25.27	20.14	3.5	344,844.00	The9 Computer
28	401-14	4	26.57	14.79	11.78	3.5	201,773.00	The9 Computer

29	401-15	4	45.41	25.27	20.14	3.5	344,844.00	The9 Computer
30	401-16	4	33.15	18.45	14.70	3.5	251,741.00	The9 Computer
31	401-17	4	45.41	25.27	20.14	3.5	344,844.00	The9 Computer
32	401-18	4	76.02	42.31	33.71	3.5	577,296.00	The9 Computer
33	401-19	4	45.41	25.27	20.14	3.5	344,844.00	The9 Computer
34	401-21	4	90.82	50.54	40.28	3.5	689,687.00	The9 Computer
35	401-23	4	93.23	51.88	41.35	3.5	707,989.00	The9 Computer
36	402-1	4	52.24	25.38	26.86	3.5	396,711.00	The9 Computer
37	402-2	4	30.43	14.79	15.64	3.5	231,085.00	The9 Computer
38	402-3	4	47.05	22.86	24.19	3.5	357,298.00	The9 Computer
39	402-4	4	37.97	18.45	19.52	3.5	288,344.00	The9 Computer
40	402-5	4	47.05	22.86	24.19	3.5	357,298.00	The9 Computer
41	402-6	4	38.43	18.68	19.75	3.5	291,837.00	The9 Computer
42	402-7	4	46.85	22.76	24.09	3.5	355,779.00	The9 Computer
43	402-8	4	30.43	14.79	15.64	3.5	231,085.00	The9 Computer
44	402-9	4	52.41	25.47	26.94	3.5	398,002.00	The9 Computer
45	402-10	4	79.06	38.42	40.64	3.5	600,382.00	The9 Computer
46	402-11	4	52.00	25.27	26.73	3.5	394,888.00	The9 Computer
47	402-13	4	52.00	25.27	26.73	3.5	394,888.00	The9 Computer
48	402-15	4	52.00	25.27	26.73	3.5	394,888.00	The9 Computer
49	402-17	4	104.00	50.54	53.46	3.5	789,776.00	The9 Computer
50	402-19	4	106.77	51.88	54.89	3.5	810,811.00	The9 Computer
Total			14518.37				110,252,502

*	The9 Computer Technology Consulting (Shanghai) Co., Limited
**	Shanghai The9 Information Technology Co., Limited
***	China The9 Interactive Limited (Shanghai)